Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Talking Points for Business Customers
What Is Happening
•	TXU has signed a merger agreement with an investment group led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG), two of the nation’s leading private equity firms.

•	As part of the transaction, TXU will reorganize into three separate businesses to focus on distinct roles and customer needs (Oncor Electric Delivery, TXU Energy and Luminant Energy) — each with its own management team and headquarters.

•	We will expand our product and service offerings; plan to build three of the 11 proposed coal-fueled plants; focus more on energy efficiency and conservation programs and alternative energy sources to meet Texas’ near-term energy needs; and better organize the company to focus on our customers.

•	This will be seamless to our customers. All customer service, billing and contact information will remain the same.
Customer Benefits
•	As a result of the transaction, we will significantly increase our investment in new technology and innovation to improve customer offerings. Building on TXU’s track record of product innovation, the company will seek to increase its offering of industry-leading technology solutions for commercial customers in areas like energy efficiency and conservation.

•	We have listened to what our customers and other stakeholders have had to say about how best to meet the state’s growing need for power.

•	In response, we are adopting a new approach to meeting Texas’ near-term energy needs that will involve seeking to build three new coal-fueled plants to meet the state’s energy needs through 2011, but suspend permitting on the eight coal-fueled reference plants that were intended to address longer-term needs. We intend to withdraw the reference plant permits upon closing of transaction. This strategy provides opportunity for renewable/alternative energy sources and next-generation technologies to mature in order to help meet longer-term challenges.

•	We’re committed to clean air. TXU remains committed to 20% reductions on key pollutants.

•	We also will make substantial new investments in research, demand-side management including an expanded $400 million conservation and energy efficiency program, join Future Gen, and continued development of next-generation clean energy technology.

•	We expect to aggressively address global climate change (including through conservation, energy efficiency, renewable wind and solar, nuclear, new technologies and alternative energy).
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.